Exhibit 10.31

TDS TELECOMMUNICATIONS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PROGRAM

20     Election Form

and

Post-2004 Deferred Compensation Account

Payment Election Form*

Executive’s Name (please print)

Election to Participate

(please check one)

☐ I choose to participate in the TDS Telecommunications Corporation Executive Deferred Compensation Program (the “Plan”) for calendar year 20    .

☐ I choose not to participate in the TDS Telecommunications Corporation Executive Deferred Compensation Program (the “Plan”) for calendar year 20    .

Deferral of Gross Compensation

On each issuance of my payroll check for services to be performed in calendar year 20     and on each issuance of a check in full or partial payment of my bonus and commission, if any, for services to be performed in calendar year 20    , I elect to have TDS Telecommunications Corporation deduct an amount equivalent to            percent of my base salary, bonus and commission for the pay period which will be credited to my Post-2004 Deferred Compensation Account under the Plan as of the date of such scheduled payment.  The first deduction will occur on my bi-weekly payroll check dated January       , 20    .

Date of Payment of Post-2004 Deferred Compensation Account (choose one option):

(a)	☐	Seventh month after separation from service (as defined in the Plan); or

(b)	☐	Specified date: (must be a month and year in 20 or later).

Form of Payment of Post-2004 Deferred Compensation Account (Choose one option):

(a)	☐	Lump sum distribution;

(b)	☐	Annual installment method. The number of installments shall be (cannot be greater than 5); or

(c)	☐	Quarterly installment method. The number of installments shall be (cannot be greater than 20).

I understand that if I die prior to the total distribution of my Post-2004 Deferred Compensation Account, the unpaid balance of my Account will be payable in a lump sum to my designated beneficiary within 60 days of my death.

* This form should only be used for an Executive’s first year of participation in the Plan.

Acknowledgement of Executive

I acknowledge and agree that the elections set forth herein to defer my base salary, bonus and commission for calendar year 20     are irrevocable and, except in the event of any withdrawal under the Plan (or under any other elective account balance plan maintained by TDS Telecommunications or its affiliates) due to my unforeseeable emergency (as defined in the Plan), shall be in effect for the entire calendar year.

I understand that the Internal Revenue Code significantly restricts my ability to change the elections set forth herein regarding the date and form of payment of my Post-2004 Deferred Compensation Account.  I generally will not be allowed to elect to accelerate the payment of my Post-2004 Deferred Compensation Account.  I may elect to delay the payment of my Post-2004 Deferred Compensation Account or change the form of payment only if (i) such election is made at least 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount is scheduled to be paid) and (ii) except in the event of my death, disability or unforeseeable emergency, the payment subject to such election is deferred for a period of at least 5 years from the date such payment otherwise would have been made (or, in the case of installment payments, 5 years from the date the first amount is scheduled to be paid).

I acknowledge and agree that my elections set forth herein are subject to the terms and conditions of the Plan, as it may be amended from time to time, including any amendment necessary to satisfy any requirements of Section 409A of the Internal Revenue Code.

Executive’s Signature	Date

YOUR COMPLETED ELECTION FORM MUST BE RECEIVED NO LATER THAN DECEMBER     , 20     TO BE EFFECTIVE.  PLEASE RETURN THIS COMPLETED ELECTION FORM TO                             .